Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States

+1 212 446 4800	Facsimile: +1 212 446 4900

www.kirkland.com

April 3, 2025

Americold Realty Trust, Inc.

Americold Realty Operating Partnership, L.P.

Americold Realty Operations, Inc.

10 Glenlake Parkway

South Tower, Suite 600

Atlanta, Georgia 30328

Re: Registration Statement on Form S-3ASR (Registration No. 333-270664 and 333-270664-01)

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel for and at the request of Americold Realty Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) and Americold Realty Operations, Inc., a Delaware corporation and a limited partner of the Operating Partnership (the “Limited Partner” and with the Operating Partnership, the “Delaware Entities”) in connection with the issuance and sale by the Operating Partnership of an aggregate principal amount of $400,000,000 of notes due 2032 (the “Notes”) under the Securities Act of 1933, as amended (the “Securities Act”), which are guaranteed (the “Guarantees”) by Americold Realty Trust, Inc., a Maryland corporation (the “Company”), the Limited Partner and the subsidiaries of the Operating Partnership listed on Schedule A attached hereto (the “Subsidiary Guarantors” and together with the Company and the Limited Partner, the “Guarantors” and the Guarantors together with the Operating Partnership, the “Americold Entities”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Certificate of Limited Partnership of the Operating Partnership, Certificate of Incorporation of the Limited Partner, Amended and Restated Limited Partnership Agreement of the Operating Partnership and Bylaws of the Limited Partner, (ii) the registration statement on Form S-3 ASR (No. 333-270664 and 333-270664-01) initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 17, 2023 as amended by Post-Effective Amendment No. 1 filed by the Americold Entities with the Commission on September 3, 2024 (including the documents incorporated by reference therein, the “Registration Statement”), (ii) the prospectus supplement dated March 25, 2025 and filed with the Commission with respect to the Registration Statement

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Americold Realty Trust, Inc.

Americold Realty Operating Partnership, L.P.

Americold Realty Operations, Inc.

10 Glenlake Parkway

April 3, 2025

(the “Prospectus Supplement”), (iii) the indenture governing the Notes, dated as of September 12, 2024 (the “Base Indenture”), by and among the Americold Entities and U.S. Bank Trust Company, National Association, as trustee, as supplemented and amended by the Second Supplemental Indenture, dated as of April 3, 2025 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and (iv) copies of the Notes.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Delaware Entities, and the due authorization, execution and delivery (to the extent execution and delivery are not governed by the laws of the State of New York) of all documents by the parties thereto other than the Delaware Entities. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Americold Entities.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that (i) the Notes are binding obligations of the Operating Partnership and (ii) the Guarantees are binding obligations of the Guarantors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K in connection with the sale of the Notes. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Americold Realty Trust, Inc.

Americold Realty Operating Partnership, L.P.

Americold Realty Operations, Inc.

10 Glenlake Parkway

April 3, 2025

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We are not qualified to practice law in the State of Delaware and our opinions herein regarding Delaware law are limited solely to our review of provisions of the Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act, which we consider normally applicable to transactions of this type, without our having made any special investigation as to the applicability of another statute, law, rule or regulation. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture, the Notes and the Guarantees and the performance by the Americold Entities of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any of the Americold Entities is bound.

This opinion is furnished to you in connection with the filing of the Company’s Current Report on Form 8-K, which is incorporated into the Registration Statement, and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours very truly,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

EXHIBIT A

Subsidiary Guarantors

Americold Australian Holdings Pty Ltd

Icecap Properties NZ Limited

Nova Cold Logistics ULC